LEASE

SUMMARY OF BASIC LEASE TERMS

1.	Landlord	GrowCo Partners 1, LLC, a Colorado limited liability company
	Address for Notices and Payments	2000 S. Colorado Blvd., Ste. 1-3100 Denver, Colorado 80222
2.	Tenant	SUNCANNA, LLC, a Colorado limited liability company
	Tenant Address for Notices	c/o William Robers 24 South Weber, Suite 400 Colorado Springs, CO 80903
3.	Property	The Buildings located at 39327 Harbour Road Avondale CO 81022, along with the Land as legally described on the attached Exhibit A.
4.	Lease Term	60 months
	Lease Date	April 1 ~~July 1~~, 2015 A.V.
	Commencement Date	The date on which the Buildings are Substantially Complete (as that term is defined in Exhibit D).
	Expiration Date	April 30, 2020
5.	Rent Schedule	See attached Exhibit C
6.	Security Deposit	$175,000.00
7.	Brokers	N/A
8.	Permitted Use by Tenant	See Section 2.20 of the Lease
9.	Exclusivity and NonCompete	See Section 19.21 of the Lease

LEASE

THIS LEASE is made and entered into as of the Lease Date, between GROWCO PARTNERS 1, LLC, a Colorado limited liability company ("Landlord"), and SUNCANNA, LLC, a Colorado limited liability company ("Tenant").

ARTICLE I.
GENERAL

1.1. Consideration. Landlord enters into this Lease in consideration of the payment by Tenant of the rents herein reserved and the keeping, observance and performance by Tenant of the covenants and agreements of Tenant herein contained.

1.2. Exhibits and Addenda to Lease. The following Attachments, Exhibits and Addenda listed below shall be attached to this Lease and be deemed incorporated in this Lease by this reference.

Summary of Basic Lease Terms

Exhibit A Legal Description of the Land

Exhibit B Graphic Depiction of Property

Exhibit C Rent Schedule

Exhibit D Work Letter

Exhibit F Plat

In the event of any inconsistency between such Attachments, Exhibits and Addenda and the terms and provisions of this Lease, the terms and provisions of the Attachments, Exhibits and Addenda shall control.

ARTICLE II.
DEFINITIONS

The following terms used in this Lease shall be defined as follows:

2.1. Access Drive. "Access Drive" shall mean the access drive constructed by Landlord and utilized by Tenant for ingress and egress to and from the Property, as depicted on the plat of the Property and adjacent property attached hereto as Exhibit F.

2.2. Additional Rent. "Additional Rent" shall mean all costs and expenses relating to the Property including utilities, maintenance and repair thereof, and all other costs, expenses and charges which Tenant is obligated to pay under this Lease.

2.3. Buildings. "Buildings" shall mean the greenhouse building and ancillary office facility constructed on the Land.

2.4. Cole Memorandum. "Cole Memorandum" shall mean the Memorandum for All United States Attorneys issued by the U.S. Department of Justice ("Department") and written by Deputy Attorney General, James M. Cole, dated August 29, 2013, which provides guidance to Department attorneys and law enforcement officers regarding federal marijuana enforcement in states where medical and/or retail marijuana is legal by listing the Department's top enforcement priorities.

2.5. Colorado Medical Marijuana Code. "Colorado Medical Marijuana Code" shall mean all laws encompassed under Title 12, Article 43.3 of the Colorado Revised Statutes, C.R.S. § 12-43.3-101, *et seq.*

2.6. Colorado Retail Marijuana Code. "Colorado Retail Marijuana Code" shall mean all laws encompassed under Title 12, Article 43.4 of the Colorado Revised Statutes, C.R.S. § 12-43.4-101 *et seq.*

2.7. Commencement Date. "Commencement Date" shall mean the date the term of this Lease commences. The Commencement Date will be the date specified as the Commencement Date in the Summary of Basic Lease Terms.

2.8. Expiration Date. "Expiration Date" shall mean the last day of the 60th full calendar month after the Commencement Date.

2.9. Equity Partners. "Equity Partners" Shall mean those investors who hold an ownership interest in the Landlord.

2.10. Hazardous Materials. "Hazardous Materials" shall mean any flammable explosives, radioactive materials, hazardous materials, hazardous wastes, hazardous or toxic substances, or related materials defined in the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended (42 U.S.C. Sections 9601, *et seq.*), The Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801, *et seq.*), The Resource Conservation and Recovery Act, as amended (42 U.S.C. Sections 9601, *et seq.*), and in the regulations adopted and publications promulgated pursuant thereto, or any other Law, whether currently in existence or hereafter enacted, promulgated or amended, that govern or relate to the existence, cleanup or remediation of contamination of property, the protection of the environment from spills, deposits or otherwise in place contamination, the control of hazardous or toxic substances or wastes, or the use, generation, discharge, transportation, treatment, removal or recovery of hazardous or toxic substances or wastes.

2.11. Improvements. "Improvements" shall mean the Buildings and all other fixtures and improvements appurtenant thereto.

2.12. Land. "Land" shall mean the parcel of real property described in the Summary of Basic Lease Terms.

2.13. Landlord Parties. "Landlord Parties" means Landlord and its managers, members, partners, directors, employees, contractors, agents, successors and assigns.

2.14. Laws. "Laws" shall mean any and all federal, inasmuch as such federal laws do not conflict with state laws regarding marijuana sales, possession or use, state and local laws, statutes, judicial decisions, regulations, ordinances, rules, building codes, judgments, decrees, permits, licenses and governmental restrictions, whether currently in existence or hereafter enacted, relating to or affecting or governing any portion of the Property and Permitted Use by Tenant of the Property.

2.15. Lease Date. "Lease Date" shall mean the date of set forth in Section 4 of the Summary of Basic Lease Terms.

2.16. Lease Term. "Lease Term" shall mean the period of time specified in the Summary of Basic Lease Terms commencing on the Commencement Date and expiring on the Expiration Date, unless terminated prior to such date as provided in this Lease.

2.17. Monthly Rent. "Monthly Rent" shall mean the amounts specified as Monthly Rent in the attached Exhibit C, payable as provided in this Lease.

2.18. Mortgage. "Mortgage" shall mean a deed of trust and any mortgage encumbering all or any part of the Property.

2.19. Mortgagee. "Mortgagee" shall mean any holder of a deed of trust and any mortgagee under a mortgage encumbering all or any part of the Property.

2.20. Permitted Use. "Permitted Use" shall mean the Colorado licensed use of the Property by Tenant, pursuant to a Colorado Business Medical Marijuana License and Colorado Business Retail Marijuana License under C.R.S. 12-43.3-101, et seq.,for the cultivation, harvesting, drying, and curing of medical and retail marijuana, as permitted under an Optional Premise Cultivation Operation ("OPC") license or Retail Marijuana Cultivation Facility ("RMCF") license pursuant to the Colorado Medical and Retail Marijuana Codes. If Tenant intends to cultivate medical marijuana as allowed under an OPC license, Tenant hereby acknowledges and guarantees to Landlord that Tenant also holds a valid license for a Medical Marijuana Center ("MMC") or a license for Marijuana-Infused Products Manufacturing ("MIP") to comply with the required vertical integration rule ("70-30 Rule") under the Colorado Medical Marijuana Code.

2.21. Property. "Property" shall mean the Land, the Buildings and the Improvements and any fixtures and personal property used in operation and maintenance of the Land, Buildings and Improvements other than Tenant's Property.

2.22. Prime Rate. The "Prime Rate" shall mean the interest rate per annum as published from time to time as the "prime rate" by the bank at which Landlord then maintains its principal operating account and, if such rate is no longer published by such bank, such reasonably comparable substitute rate as chosen by Landlord.

2.23. Rent. "Rent" shall mean Monthly Rent and Additional Rent.

2.24. Taxes. "Taxes" shall mean all taxes, assessments or other impositions, general or special, ordinary or extraordinary, of every kind or nature, which may be levied, assessed or

imposed upon or with respect to the Property or any part thereof, including taxes, assessments or other impositions: (a) upon or measured by the monthly rent, including any gross receipts tax or excise tax levied by the federal government or any other governmental body with respect to the receipt of monthly rent; (b) upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use, or occupancy by Tenant of the Property or any portion of the Property; (c) upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Property; (d) upon the Property and all personal property, furniture, fixtures, and equipment, and all replacements, improvements, or additions to them, whether owned by Landlord or Tenant; and (e) impositions based in whole or in part on monthly rent, whether made in addition to or in substitution for any other tax. Excluded from Taxes are income taxes and gift, estate, successor, inheritance and transfer taxes.

2.25. Tenant Parties. "Tenant Parties" means Tenant and its subtenants or its assignees, or their respective contractors, clients, officers, directors, employees, agents, or invitees.

2.26. Tenant's Property. "Tenant's Property" shall mean all non-attached equipment, apparatus and machinery, and all signs, inventory, furniture, furnishings and personal property used in the operation of the business of Tenant (as distinguished from the use and operation of the Property), and any fixtures and improvements and equipment and property that Landlord requires Tenant to remove upon termination of this Lease.

ARTICLE III.
DEMISE AND GRANTS

3.1. Demise. Subject to the provisions, covenants and agreements herein contained, Landlord hereby leases and demises to Tenant, and Tenant hereby leases from Landlord, the Property for the Lease Term, subject to existing covenants, conditions, restrictions, easements and encumbrances affecting the Property.

3.2. Use of Access Drive. Tenant is hereby granted the non-exclusive right and license to use the Access Drive, as such Access Drive is located on and adjacent to the Property, subject to the rights of Landlord reserved herein. Tenant shall not interfere, at any time, with the rights of Landlord and others entitled to use any part of the Access Drive, and shall block, either permanently or temporarily, the Access Drive. Landlord shall have the right, at any time, to change, reduce or otherwise alter the Access Drive, in its sole discretion and without compensation to Tenant. Use of the Access Drive will be at the risk of Tenant and any other users. Landlord shall not be responsible for any damage to any automobile, vehicle or other property which occurs in or about the Access Drive.

3.3. Covenant of Quiet Enjoyment. Provided Tenant is not in default and keeps, observes and performs the covenants and agreements of Tenant contained in this Lease, Tenant shall have quiet and peaceable possession of the Property subject to the terms of this Lease and such possession shall not be disturbed or interfered with by Landlord or by any person claiming by, through or under Landlord. Landlord covenants and agrees to pay in a timely fashion and perform all obligations required under any Mortgage, and to contemporaneously provide Tenant any notice of default received by Landlord from the Mortgagee. In the event of any such default, Tenant may attorn to such Mortgagee.

3.4. Grant of Easements. Landlord shall have the right at any time and from time to time to grant easements, rights of way or other similar rights over and across the Property, with Tenant's written consent, which consent shall not be unreasonably withheld, provided such rights do not unreasonably interfere with Tenant's use of the Property and Tenant is not denied access to the Property.

3.5. Condition of Property. Tenant covenants and agrees that, upon taking possession of the Property, Tenant shall be deemed to have accepted the Property "AS IS" and Tenant shall be deemed to have waived any warranty of condition or habitability, suitability for occupancy, use or habitation, fitness for a particular purpose or merchantability, express or implied relating to the Property. Tenant's acceptance of the Property shall constitute its acknowledgement that the Property was in good condition, order and repair at the time of such acceptance including, without limitation, all other mechanical and electrical systems.

ARTICLE IV.
TERM OF LEASE

4.1. Lease Term. The terms of this Lease shall be effective as of the Lease Date and the Lease Term shall commence on the Commencement Date and shall expire on the Expiration Date unless terminated earlier as provided in this Lease.

4.2. Delivery of Property. Landlord shall deliver possession of the Property to Tenant on the Commencement Date. If for any reason Landlord grants Tenant the right to enter upon, occupy or otherwise take possession of any portion of the Property prior to the foregoing date, Tenant shall abide by all of the terms and conditions of this Lease in connection with such early occupancy, including, but not limited to, procuring and maintaining all insurance required to be maintained by Tenant under this Lease.

4.3. Early Possession. If for any reason Landlord grants Tenant the right to enter upon, occupy or otherwise take possession of any portion of the Property prior to the Commencement Date, Tenant shall abide by all of the terms and conditions of this Lease in connection with such early entry or occupancy, including procuring and maintaining all insurance required to be maintained by Tenant under this Lease, but excluding the obligation to pay Monthly Rent for the Property for such period of early occupancy.

4.4. Confirmation of Lease Terms. Following delivery of possession of the Property to Tenant, Landlord and Tenant shall execute a confirmation of the terms of this Lease, in a form to be submitted by Landlord, confirming the Commencement Date, the Expiration Date and such other Lease terms as reasonably required by Landlord or Tenant.

ARTICLE V.
RENT AND OTHER AMOUNTS PAYABLE

5.1. Monthly Rent and Additional Rent. Tenant covenants and agrees to pay to Landlord, without offset, deduction or abatement, Monthly Rent and any Additional Rent (to the extent such expenses are paid by Landlord and are not paid directly by Tenant) for the full Lease Term.

5.2. Monthly Rent. Monthly Rent shall be payable monthly in advance, without notice, in equal installments in the amount of Monthly Rent specified in Exhibit C. The first installment of Monthly Rent shall be due on the Commencement Date and thereafter Monthly Rent shall be due and payable on or before the first day of each calendar month during the Lease Term. The rental payment for any fractional calendar month at the commencement or end of the Lease Term shall be prorated based on the actual number of days in the calendar month.

5.3. Additional Rent. In addition to the Monthly Rent payable by Tenant hereunder, Tenant, Tenant shall pay to Landlord as Additional Rent, the Taxes, Insurance Premiums, and all costs and expenses relating to the Property including any amounts incurred or paid by Landlord in connection with the maintenance, insuring, operation, repair, replacement, management and administration of the Property, payable as Additional Rent, including the aggregate of: (i) the total expense of insuring the Property and facilities in such manner and form, and with companies and coverage in amounts set solely by Landlord from time to time; (ii) Taxes; (iii) an administrative fee if applicable, (iv) maintenance and repair of the Property not otherwise undertaken by Tenant; (vi) costs for security; (vii) trash removal, exterior general maintenance, exterior window washing, sweeping, and snow removal; (viii) all utilities, such as water and sewer service and gas and electrical service to the Property except to the extent separately billed to the Tenant; and (ix) personal property taxes and special assessments on property and equipment used in the operation and maintenance of the Property. Landlord may calculate Tenant's Additional Rent using either a cash or accrual method of accounting. Landlord shall have the right to invoice Tenant monthly, quarterly or otherwise from time to time, for payment of any Additional Rent due under this Lease.

5.4. Place of Payments. Monthly Rent, Additional Rent and all other sums payable by Tenant to Landlord under this Lease shall be paid to Landlord at the Place for Payments to Landlord specified in the Summary of Basic Lease Terms, or such other place as Landlord may, from time to time, designate in writing.

5.5. Rent Absolute. It is the intent and agreement of the parties that the Monthly Rent provided in this Lease shall be a net payment to Landlord and that, except as otherwise specifically provided in this Lease, the Lease shall continue for the full Lease Term notwithstanding any occurrence preventing or restricting use and occupancy of the Property, including any damage or destruction affecting the Property, temporary suspensions by the Marijuana Enforcement Division ("MED"), or any State government agency, to remedy or investigate violations of the Colorado Medical and/or Retail Marijuana Code(s); the Monthly Rent and Additional Rent shall be absolutely payable without offset, reduction or abatement for any cause; Landlord shall not bear any costs or expenses relating to the Property or provide any services or do any act in connection with the Property except as otherwise set forth herein; and Tenant shall pay all costs and expenses relating to the Property and the Improvements, all as provided in this Lease. Notwithstanding the forgoing, in the event of any action by a governmental authority relating to or affecting the Property pursuant to which Tenant's use of the Property is deemed in violation of existing laws, rules, regulations or ordinances, Landlord may terminate this Lease by providing written notice thereof to Tenant stating the effective date of such termination. Upon such termination, Landlord shall have no further obligations, responsibility or liability to Tenant under this Lease, Tenant shall have no further liability for payment of future rent under this Lease, and this Lease shall terminate and be of no further force or affect.

5.6. Security Deposit. Tenant has deposited with Landlord the Security Deposit in the amount, if any, set forth in the Summary of Basic Lease Terms. The Security Deposit will be held as security for Tenant's payment of Rent and performance of its obligations under this Lease. If Tenant defaults in its payment Rent or performance of its other obligations under this Lease, Landlord may use all or part of the Security Deposit for the payment of Rent or any other amount in default, or for the payment of any other amount that Landlord may spend or become obligated to spend by reason of Tenant's default. If Landlord so uses any portion of the Security Deposit, Tenant will restore the Security Deposit to its original amount within ten (10) days after written demand from Landlord. Landlord will not be required to keep the Security Deposit separate from its own funds and Tenant will not be entitled to interest on the Security Deposit. The Security Deposit will not be a limitation on Landlord's damages or other rights under this Lease, or a payment of liquidated damages, or an advance payment of Rent. If Tenant pays the Rent and performs all of its other obligations under this Lease, Landlord will return the unused portion of the Security Deposit to Tenant within thirty (30) days after the expiration of this Lease.

ARTICLE VI.
TAXES

6.1. Real Property Taxes. Tenant shall pay all Taxes that accrue during or are attributable to the Lease Term, all of which shall be paid prior to the date that such Taxes become delinquent, subject to the following:

(a) Tenant shall pay Taxes in monthly installments to Landlord, and payment shall be based upon the previous year's Tax bill. All Tax installments shall be paid monthly, in advance and shall accompany the Monthly Rent payment, but shall be issued under a separate check. All Tax deposits paid to Landlord shall be deposited in an account with a financial institution, as Landlord shall direct.

(b) Upon receipt of the tax bill from the taxing authority each year, Landlord shall promptly pay the tax bill from the amounts deposited by Tenant and send a copy of the tax bill to Tenant. If the amounts on deposit are insufficient to pay the bill, Landlord shall promptly notify Tenant, and Tenant shall pay any deficiency to Landlord prior to the tax bill due date. If there is a surplus, the surplus shall be applied to the next tax bill, and the monthly tax installment shall be adjusted so that the sum of the next twelve consecutive monthly tax installments, in total, will equal the most recent tax bill.

6.2. Proration at Commencement and Expiration of Term. Taxes shall be prorated between Landlord and Tenant for the year in which the Lease Term commences and for the year in which the Lease Term expires as of, respectively, the date of commencement of the Lease Term and the date of expiration of the Lease Term, except as hereinafter provided. Additionally, for the year in which the Lease Term expires, Tenant shall be liable without proration for the full amount of Taxes relating to any improvements, fixtures, equipment or personal property that Tenant is required to remove or in fact removes as of the expiration of the Lease Term. Proration of Taxes shall be made on the basis of actual Taxes. If actual Taxes for the year in which this Lease terminates are greater or less than as estimated, appropriate adjustment and payment shall be made between the parties, at the time the actual Taxes are known, as may be

necessary to accomplish proration. Such payment shall be made to the owing party within thirty (30) days after the adjustment is made. Such obligation shall survive the termination or expiration of this Lease.

6.3. Special Assessments. If any Taxes are payable in installments over a period of years, Tenant shall be responsible only for installments payable for periods during the Lease Term with proration, as above provided, of any installment payable prior or after expiration of the Lease Term.

6.4. New or Additional Taxes. Taxes shall include any taxes of a nature not presently in effect but which may hereafter be levied, assessed or imposed upon Landlord or upon the Property if such tax shall be based upon or arise out of the ownership, use or operation of or the rents received from the Property, other than taxes specifically excluded from the definition of Taxes. For the purposes of computing Tenant's liability for such new type of tax or assessment, the Property shall be deemed the only property of Landlord.

6.5. Right to Contest Taxes. Landlord hereby reserves the right to contest any Taxes levied or charged against the Property in any manner permitted by law.

6.6. Personal Property and Other Taxes. Tenant shall pay promptly when due all personal property taxes on personal property of Tenant in or on the Property, including all fixtures placed in the Property and all federal, state and local income taxes, sales taxes, use taxes, Social Security taxes, unemployment taxes and taxes withheld from wages or salaries paid to Tenant's employees.

ARTICLE VII.
INSURANCE

7.1. Liability Insurance.

(a) At all times during the Term, Tenant shall procure and maintain, at its sole expense for the protection of Landlord and Tenant, commercial general liability insurance applying to the use and occupancy of the Property and the business operated by Tenant. Such insurance shall have a minimum combined single limit of liability of at least $1,000,000 per occurrence and a general aggregate limit of at least $2,000,000. Additionally, Tenant shall provide excess liability coverage (umbrella policy), with overall limits of at least $3,000,000, to its primary liability coverages. All such policies shall be written to apply to all bodily injury (including death), property damage and personal injury losses, shall include blanket contractual liability, broad form property damage, products liability, cross liability and severance of interest clauses, an shall affirmatively cover casualties directly or indirectly resulting from Tenant's Permitted Use of the Property, and shall be endorsed to include Landlord and its agents, beneficiaries, partners, employees, and any Mortgagee and/or Equity Partners designated by Landlord as additional insureds.

(b) At all times during the Term, Tenant shall procure and maintain, at its sole expense for the protection of Landlord and Tenant, primary automobile liability insurance with limits of not less than $1,000,000 per occurrence covering owned, hired and non-owned vehicles used by Tenant.

(c) At all times during the Term of this Lease, Tenant shall procure and maintain Workers' Compensation Insurance in accordance with the laws of the State of Colorado, and employer's liability insurance with a limit not less than $1,000,000 bodily injury each accident; $1,000,000 bodily injury by disease – each person; and $1,000,000 bodily injury by disease policy limit.

7.2. Casualty and General Liability Insurance. Landlord shall maintain, at Tenant's sole cost and expense, fire, wind and extended coverage insurance on the Property and commercial general liability insurance with respect to the Property all on forms satisfactory to Landlord and in amounts satisfactory to Landlord in its sole discretion. Tenant shall be responsible for the payment of any insurance premiums for such casualty and general liability insurance separately maintained by Landlord (the "Insurance Premiums"). At Landlord's discretion, the proceeds of such insurance may be used for the repair and replacement of the property so insured, except that if not so applied or if this Lease is terminated following a casualty, the proceeds applicable to the Property and leasehold improvements shall be paid to Landlord.

7.3. Policy Provisions. All insurance required to be maintained by Tenant shall be issued by insurance companies authorized to do insurance business in the State of Colorado and rated not less than A:VII in Best's Insurance Guide. All such insurance policies shall be subject to Landlord's approval and shall be written as primary policies, not excess or contributing with or secondary to any other insurance as may be available to Landlord or to the additional insureds. Tenant shall not violate or permit to be violated any of the conditions of any of such policies and shall perform and satisfy all requirements of the companies writing them. A certificate of insurance (or, at Landlord's option, copies of the applicable policies) evidencing the insurance required under this shall be delivered to Landlord not less than five (5) days prior to the Commencement Date. No such policy shall be subject to cancellation or modification without thirty (30) days prior written notice to Landlord and to any Mortgagee designated by Landlord. Tenant shall furnish Landlord with a replacement certificate with respect to any insurance not less than thirty (30) days prior to the expiration of the current policy. The limits and terms of all insurance policies hereunder shall be subject to such adjustments as any Mortgagee and/or Equipty Partners may require.

7.4. Blanket Insurance. Any insurance required of Tenant under this Lease may be furnished by Tenant under a blanket policy carried by Tenant. Such blanket policy shall contain an endorsement that names Landlord as an additional insured, references the Property, and guarantees a minimum limit available for the Property equal to the insurance amounts required in this Lease.

7.5. Waiver of Subrogation. Notwithstanding anything in this Lease to the contrary, Landlord and Tenant hereby each waive and release the other from any and all claims or any loss or damage that may occur to the Land, Buildings, Improvements, Property, or personal property located therein, by reason of fire or other casualty regardless of cause or origin, including the negligence or misconduct of Landlord or Landlord Parties (but excluding claims or any loss or damage arising from the negligence or misconduct of Tenant or Tenant Parties), but only to the extent of the insurance proceeds paid to such releasor under its policies of insurance or, if it fails to maintain the required policies, the insurance proceeds that would have been paid to such

releasor if it had maintained such policies. Each party to this Lease shall promptly give to its insurance company written notice of the mutual waivers contained in this subparagraph, and shall cause its insurance policies to be properly endorsed, if necessary, to prevent the invalidation of any insurance coverages by reason of the mutual waivers contained in this subparagraph.

7.6. Failure to Insure. If Tenant fails to maintain any insurance which Tenant is required to maintain pursuant to this Lease, Tenant shall be liable to Landlord for any loss or cost resulting from such failure to maintain. Landlord shall have the right, in its sole discretion, to procure and maintain such insurance which Tenant is required to maintain hereunder and the cost thereof shall be deemed Additional Rent due and payable by Tenant.

7.7. Adequate Insurance. Landlord makes no representation that the insurance coverage specified to be carried by Tenant pursuant to this Lease is adequate to protect Tenant against Tenant's undertaking under the terms of this Lease or otherwise, and in the event Tenant believes that any such insurance coverage called for under this Lease is insufficient, Tenant shall provide, at its own expense, such additional insurance as Tenant deems adequate. Tenant shall not keep, use, sell or offer for sale in or upon the Property any article which may be prohibited by any insurance policy periodically in force covering the Property. If any insurance policies shall be cancelled or cancellation shall be threatened or the coverage thereunder reduced or threatened to be reduced in any way because of the use of the Property or any part thereof by Tenant or any assignee, subtenant, licensee or invitee of Tenant and, if Tenant fails to remedy the condition giving rise to such cancellation, threatened cancellation, reduction of coverage, or threatened reduction of coverage, within forty-eight (48) hours after notice thereof, Landlord may, at its option, either terminate this Lease or enter upon the Property and attempt to remedy such condition, and Tenant shall promptly pay the cost thereof to Landlord as Additional Rent. Landlord shall not be liable for any damage or injury caused to any property of Tenant or of others located on the Property resulting from such entry. If Landlord is unable, or elects not to remedy such condition, then Landlord shall have all of the remedies provided for in this Lease upon the occurrence of an Event of Default.

ARTICLE VIII.
PROPERTY EXPENSES

8.1. Utility Charges. Tenant shall contract in Tenant's own name and pay, in a timely manner, all charges for gas/propane electricity, light, water, heat, power, telephone, and all other utility services used, rendered or supplied to or for the Property.

8.2. Tenant's Maintenance Obligation. Tenant, at its sole cost and expense, shall maintain, repair, replace and keep the Property and all Improvements, fixtures and personal property thereon, including all utilities, plumbing, electrical, life safety, and mechanical systems, heating, ventilation and air conditioning ("HVAC") systems and all other building systems, in good, safe and sanitary condition, order and repair and in a good and operable condition and otherwise in a condition comparable to that which exists on the date Landlord delivers the Property to Tenant, and in accordance with all applicable Laws. In addition, Tenant shall perform or contract for and promptly pay for trash and garbage disposal, janitorial and cleaning services, window washing, repair and replacement of all damage to Tenant's signs, loading dock doors, areas or systems, replacement of damaged or broken glass and other breakable materials,

replacement of interior light bulbs and light fixtures in or serving the Property. All maintenance, repair and replacement work to be performed by Tenant shall be done promptly, in a good and workmanlike fashion, and without diminishing the original quality of the Property. Landlord requires and Tenant hereby covenants and agrees to maintain the heat in the Buildings and the Property at an acceptable level such that water lines within the Buildings do not freeze and/or break. If Tenant fails to maintain or repair the Property in accordance with this Section 8.2, then Landlord may, but shall not be required to, enter the Property upon five (5) days prior written notice to Tenant (or immediately without any notice in the case of an emergency) to perform such maintenance or repair at Tenant's sole cost and expense. In performing such maintenance and repair, Landlord shall use reasonable efforts to avoid material interference with Tenant's conduct of business in the Property. Tenant shall pay to Landlord the cost of such maintenance or repair plus a fifteen percent (15%) administration fee within ten (10) business days of written demand from Landlord.

8.3. Landlord Maintenance Obligation. Landlord shall be responsible for the replacement, extraordinary maintenance and repairs to, the structural portions of exterior walls, structural elements and roof of the Buildings and Improvements, all of which shall be maintained in a good and operable condition. Notwithstanding the foregoing, if the repairs, replacement or extraordinary maintenance are required by reason of the acts, omissions or default by Tenant or its employees, agents or contractors, such costs and expenses shall be borne by Tenant. Tenant shall give Landlord notice of any known defects or need for repair or replacement of any such items for which Landlord is responsible. Landlord shall have no obligation to provide any service, maintenance, repair or replacement, except as specifically provided in this Lease.

ARTICLE IX.
OTHER COVENANTS OF TENANT

Tenant hereby covenants and agrees:

9.1. Limitation on Use by Tenant. Tenant shall use the Property only for the use or uses set forth as Permitted Uses by Tenant in the Summary of Basic Lease Terms and for no other purposes, except with the prior written consent of Landlord, which consent will not be unreasonably withheld.

9.2. List of Employees, Guests and Invitees. As required by Colorado law, Tenant shall keep (and shall provide to Landlord, upon Landlord's request), a list of all of Tenant's employees, agents, and contractors who will be entering the Property and, with respect to Tenant's agents and contractors, the reason such person is entering the Property/Property.

9.3. Compliance with Laws. Tenant will comply with all Laws relating to the use, condition or occupancy of the Property including all zoning Laws, licensing Laws, and Laws under the Colorado Medical and Retail Marijuana Codes. Nothing shall be done or kept on the Property in violation of any Law and the Property shall be used, kept and maintained by Tenant in compliance with all Laws, including the certificate of occupancy issued for the Buildings and the Property and all zoning Laws. To the extent Tenant's use or occupancy of the Property violates any Laws, Landlord shall have the right to terminate this Lease as set forth in Section 5.4 above.

9.4. Compliance with Insurance Requirements. Nothing shall be done or kept on the Property which might impair or increase the cost of insurance maintained with respect to the Property which might increase the insured risks or which might result in cancellation of any such insurance.

9.5. No Waste or Impairment of Value. Nothing shall be done or kept on the Property which might impair the value of the Property, or which would constitute waste. All marijuana and marijuana product waste disposal must comply with the Permanent Rules Related to the Colorado Medical and Retail Marijuana Codes, 1 CCR 212-1, M 307 (2013) & 1 CCR 212-2, R 307 (2013), *et seq.*

9.6. No Structural or Electrical Overloading. Nothing shall be done or kept on the Property and that no improvements, changes, alterations, additions, maintenance or repairs shall be made to the Property which might impair the roof or the structural soundness of the Buildings, which might result in an overload of electrical lines or other utilities serving the Buildings or which might interfere with electric or electronic equipment in the Buildings or on any adjacent or nearby property. In the event of any violation of any of the foregoing by Tenant or its employees, contractors or agents, Tenant shall immediately remedy the violation at Tenant's expense and in compliance with all requirements of governmental authorities and insurance underwriters.

9.7. Use of Roof. Tenant shall not make any penetrations in the roof of the Buildings without the consent of Landlord, which consent shall not be withheld if the work is undertaken by contractors approved by the company providing the warranty for the roof and is otherwise performed in such a manner so as not to violate any roof warranty and, if there is no roof warranty, to the standards which the company previously providing the roof warranty would require if there was a roof warranty.

9.8. No Nuisance, Noxious or Offensive Activity. No noxious or offensive activity shall be carried on upon the Property, nor shall anything be done or kept on the Property which may be or become a public or private nuisance or which may cause embarrassment, disturbance, or annoyance to others in or on adjacent or nearby property; provided, however, the parties acknowledge that there may be an emission of agricultural and marijuana cultivation related odors, which shall not be deemed in violation of this covenant.

9.9. No Unsightliness. No unsightliness shall be permitted on or in the Property that is visible from any adjacent or nearby property. Without limiting the generality of the foregoing, all unsightly conditions, equipment, objects and conditions shall be kept enclosed within the Property; no refuse, scrap, debris, garbage, trash, or waste shall be kept, stored or allowed to accumulate on the Property except as may be enclosed within the Property.

9.10. Signs. No signs or advertising devices of any nature shall be erected or maintained by Tenant on the Property except as approved by Landlord, which approval shall not be unreasonably withheld. Any signs or advertising devices approved by Landlord and implemented by Tenant must meet restrictions and obligations set forth in all Laws, rules, and regulations found in the Colorado Medical and Retail Marijuana Codes.

9.11. No Violation of Restrictions. Tenant shall not commit, suffer or permit any violation of any covenant, condition, restriction, easement or right of way (collectively, "Restrictions"), now or in the future, affecting the Property. Landlord will not enter into any new Restrictions without Tenant's written consent, which consent shall not be unreasonably withheld, provided such rights do not unreasonably interfere with Tenant's use of the Property and Tenant is not denied access to the Property

9.12. Financial Statements. Upon Landlord's written request, Tenant shall provide Landlord with Tenant's most recent financial statements, which will include a balance sheet, an income statement and copies of Tenant's most recent audited financial statements, if any. Upon any event of default by Tenant, Landlord may upon written request, require Tenant to submit financial statements updated through the most recent month of operation. Failure to submit financial statements upon request will be an additional event of default. All financial information shall be kept confidential and is used solely for purposes of monitoring the creditworthiness of Tenant. However, Landlord may disclose such financial information to any Mortgagee and/or Equity Partners if so required by the Mortgagee and/or Equity Partners. All financial statements delivered hereunder shall be certified by an appropriate officer, member, or partner of Tenant to be true and correct.

ARTICLE X.
ALTERATIONS AND IMPROVEMENTS

10.1. Restriction on Alterations. Except for any improvement work completed in accordance with the Work Letter, no work in connection with any improvements, changes, alterations, additions to, removal or demolition of any Improvements on the Property ("Alterations") shall be commenced or continued unless and until Tenant shall have obtained Landlord's prior written consent.

10.2. Landlord Consent. For any Alterations for which Landlord's consent is required, (a) Tenant shall comply with all reasonable conditions which may be imposed by Landlord, in connection with such consent; and (b) Tenant shall pay to Landlord the reasonable costs and expenses of Landlord for architectural, engineering or other consultants which may be reasonably incurred by Landlord in determining whether to approve any Alterations and to inspect and approve the Alterations during and following their completion.

10.3. Conditions to Improvements. Prior to commencing any Alterations (regardless of whether Landlord's consent is required), Tenant shall have, at Tenant's sole cost and expense, (a) procured and paid for all necessary permits and authorizations from any governmental authorities having jurisdiction; (b) procured and maintain or cause to be maintained workmen's compensation insurance covering all persons employed in connection with the work; and (c) obtained and maintain liability insurance covering any loss or damage to persons or property arising in connection with any such Alterations and such other insurance or bonds as Landlord may reasonably require. Any Alterations shall be subject to all requirements and restrictions of any Mortgagee and/or any Equity Partners. Any such Alterations shall be completed with due diligence and in a good and workmanlike fashion and in compliance with all applicable permits, authorizations and Laws. All of the costs and expenses with respect to such Alterations shall be paid promptly when due. All Alterations shall become the property of the Landlord at the

expiration of the Lease Term or, if Landlord so requests, Tenant shall, at or prior to expiration of the Lease Term and at its sole cost and expense, remove such Alterations and restore the Property to their condition prior to such Alterations.

10.4. No Mechanic's Liens. Tenant shall not permit or suffer any mechanic's, materialmen's or other lien (collectively, "mechanic's lien") on account of supplies, machinery, tools, equipment, labor or material furnished or used in connection with the construction, alteration, improvement, addition to or repair of the Property by, through or under Tenant. At least twenty (20) days prior to any Alterations, Tenant shall provide written notice to Landlord of the date of commencement of any Alterations. Landlord shall have the right, at any time and from time to time, to post and maintain on the Property and Buildings such notices as Landlord deems necessary to protect the Property against mechanic's liens. If any mechanic's lien is filed against any of the Property, Tenant shall, at its sole cost and expense, within twenty (20) days following the filing, cause such lien to be released of record. If Tenant fails to do so, then Landlord shall have the right, after giving ten (10) days prior written notice, to take any action necessary to cause the lien to be released, including paying the underlying obligation, and Tenant shall reimburse Landlord upon demand for the amounts paid by Landlord to cure such default. Tenant has no authority, express or implied, to create or place any lien or encumbrance of any kind or nature whatsoever upon the Property.

10.5. Trade Fixtures and Equipment. Subject to Section 18.2 below, Tenant may without Landlord's consent, at its expense, install, assemble or place upon the Property any items of equipment used or useful in Tenant's business, all of which shall be deemed Tenant's Property. Tenant's Property shall be and remain the property of Tenant. Tenant may remove any of Tenant's Property from the Property at any time, provided that Tenant shall be required to repair any damage to the Property resulting from the removal of Tenant's Property.

10.6. Landlord Title to Fixtures and Improvements. All fixtures and improvements on the Property and all equipment and personal property relating to the use and operation of the Property (as distinguished from Tenant's Property used in operations incident to the business of Tenant), including all plumbing, heating, lighting, electrical and air conditioning fixtures and equipment, regardless of whether attached to or affixed to the Property, and regardless of whether now or hereafter located upon the Property shall be and remain the property of the Landlord upon termination or expiration of the Lease Term, or, if Landlord so requests, Tenant shall, at or prior to expiration of the Lease Term at its sole cost and expense, remove any or all of such fixtures, improvements, equipment and personal property as designated by Landlord.

ARTICLE XI.
LANDLORD RIGHTS

11.1. Subordination. This Lease and Tenant's interest in the Property shall be junior and subordinate to any Mortgage now or hereafter encumbering the Property. Notwithstanding such subordination, Tenant's right to quiet possession of the Property shall not be disturbed following foreclosure as long as Tenant is not in default and continues to pay Rent and observe and perform all of its obligations under this Lease. In the event of a foreclosure of any such Mortgage, Tenant shall attorn to the party acquiring title to the Property as the result of such foreclosure. No act or further agreement by Tenant shall be necessary to establish the

subordination of this Lease to any such Mortgage which is self-executing, but Tenant covenants and agrees, upon request of Landlord, to execute such documents as may be necessary or appropriate to confirm and establish this Lease as subordinate to any such Mortgage in accordance with the foregoing provisions. Alternatively, Tenant covenants and agrees that, at the option of any Mortgagee and/or Equity Partners, Tenant shall execute documents as may be necessary to establish this Lease and Tenant's interest in the Property as superior to any such Mortgage.

11.2. Estoppel Certificates. Tenant shall, within ten (10) days after Landlord's written request, execute, acknowledge and deliver to Landlord a written statement certifying that this Lease is unmodified (or, if modified, stating the modifications) and in full force and effect; stating the dates to which Monthly Rent has been paid; stating the amount of the Security Deposit held by Landlord, if any; stating the amount of the Monthly Rent for the current year; stating whether or not Landlord is in default under this Lease (and, if so, specifying the nature of the default); and stating such other matters concerning this Lease as Landlord may reasonably request. Such statement may be delivered to and relied upon by any existing or prospective mortgagee or purchaser of the Property.

11.3. Right to Inspect and Show Property. Landlord and the authorized representatives of Landlord shall, subject to any applicable code requirements or restrictions pertaining to marijuana cultivation or sale, have the right to enter the Property at any reasonable time during ordinary business hours for the purposes of inspecting, repairing or maintaining the same or performing any obligations of Tenant which Tenant has failed to perform hereunder or for the purposes of showing the Property to any existing or prospective Mortgagee, Equity Partner, purchaser or tenant of the Property or any part thereof, provided; however, that such entry follows all applicable laws rules and regulations. Landlord shall use good faith efforts to schedule with Tenant any entry into the Property so as to minimize the disruption to Tenant's business. Landlord shall at all times during such entry use commercially reasonable efforts to minimize the disruption to Tenant's business and, upon completion of its repair or maintenance work, Landlord shall restore the Property to the condition that existed prior to Landlord's entry. During the last six (6) months of the Lease Term, Landlord may place on the Property a sign advertising the Property "For Sale" or "For Lease."

11.4. Damage to Tenant's Property. Landlord, its employees, agents and contractors shall not be liable for any damage to property of Tenant or of others located in the Property, nor for the loss of any property by theft or otherwise unless caused by or due to the willful misconduct or gross negligence of Landlord. Landlord, its employees, agents and contractors shall not be liable for any injury or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, electricity, wind, water, rain or snow, including any leaks from any part of the Buildings or from the pipes, appliances or plumbing works, unless caused by or due to the willful misconduct or gross negligence of Landlord, its employees, agents or contractors acting within the scope of their employment or agency.

11.5. Tenant Indemnification of Landlord. Tenant shall protect, indemnify and save Landlord and Landlord's employees, members, managers, management company and agents harmless from and against all liability, obligations, claims, damages, penalties, causes of action, costs and expenses, including reasonable attorneys' fees, imposed upon, incurred by or asserted

against Landlord by reason of each of the following: (a) any accident, injury to or death of any person or loss of or damage to any property occurring on or about the Property; (b) any act or omission of Tenant or Tenant's employees, agents or invitees or of anyone claiming by, through or under Tenant; (c) any use which may be made of, or condition existing upon, the Property; (d) any improvements, fixtures or equipment upon the Property; (e) any failure on the part of Tenant to perform or comply with any of the provisions, covenants or agreements of Tenant contained in this Lease; (f) any violation of any Law by Tenant or Tenant's officers, employees, agents, guests or invitees or by anyone claiming by, through or under Tenant; (g) any repairs, maintenance or Alterations to the Property by, through or under Tenant; (h) any legal costs related to the enforcement of the Lease or Landlord's business relationship with Tenant, including criminal defense costs; (i) damages to the Property related to permeating odors and any legal costs associated with nuisance claims brought by neighboring businesses or tenants pertaining to permeating odors; and (j) any accident, injury or death caused as a consequence of the acts of a person under the influence of marijuana which was distributed from the Property. If any action, suit or proceeding is brought against Landlord or Landlord's employees, members, managers, management company or agents, by reason of any of the foregoing, Tenant shall, at Tenant's sole cost and expense, defend Landlord in any such action, suit or proceeding with counsel approved by Landlord, which approval shall not be unreasonably withheld. Tenant's obligation to indemnify Landlord and the other parties to be indemnified hereunder shall survive the termination of this Lease.

11.6. Liability of Landlord. Tenant waives and releases any claims Tenant may have against Landlord or Landlord's officers, agents or employees for loss, damage or injury to person or property sustained by Tenant or Tenant's officers, agents, employees, guests, invitees or anyone claiming by, through or under Tenant resulting from any cause whatsoever other than the gross negligence or willful misconduct of Landlord. Notwithstanding anything to the contrary contained in this Lease, Landlord, and its officers, directors, managers, shareholders, partners, members and employees, shall not be personally liable with respect to any of the terms, covenants and conditions of this Lease or any obligation or liability arising in connection therewith. Tenant shall look solely to the equity of Landlord in the Property, including the rents, profits and proceeds from the Property, for the satisfaction of any judgment against Landlord or any other remedies of Tenant in the event of a breach by Landlord of any of its obligations under this Lease, it being agreed that Landlord, its officers, directors, managers, shareholders, partners, members and employees shall never be personally liable for any such judgment or obligations. Such exculpation of liability shall be absolute and without any exception whatsoever.

11.7. Release upon Transfer by Landlord. In the event of a transfer by Landlord of the Property, Landlord's successor or assign shall take subject to and be bound by this Lease and, provided Landlord transfers the Security Deposit, if any, to the transferee as provided in this Lease, in such event, Tenant covenants and agrees that Landlord shall be released from all obligations of Landlord under this Lease, except obligations which arose and matured prior to such transfer by Landlord; that Tenant shall thereafter look solely to Landlord's successor or assign for satisfaction of the obligations of Landlord under this Lease; and that, upon demand by Landlord or Landlord's successor or assign, Tenant shall attorn to such successor or assign.

11.8. Rules and Regulations. Landlord may adopt reasonable Rules and Regulations for the operation of the Property. The Rules and Regulations may be adopted, amended,

modified, repealed or replaced from time to time by Landlord by providing written notice thereof to Tenant, provided no such Rules and Regulations shall conflict with the terms of this Lease and, if there is deemed to be any conflict, the terms of this Lease will control.

ARTICLE XII.
NO ASSIGNMENT OR SUBLETTING

12.1. Prohibition. Tenant shall not allow or permit any transfer of this Lease, or any interest under this Lease, by operation of law, or convey, mortgage, pledge or encumber this Lease or any interest in this Lease ("Assignment"), nor shall Tenant sublease all or any part of the Property ("Sublease") without Landlord's prior written consent, which consent shall not be unreasonably withheld, or unless otherwise permitted under this Article. Any Assignment or Sublease by Tenant without Landlord's written consent or not otherwise permitted under this Lease shall be void and shall constitute a Tenant Default under this Lease. If Tenant believes that Landlord has unreasonably withheld its consent, Tenant's sole remedy will be to seek a declaratory judgment that Landlord has unreasonably withheld its consent or an order of specific performance or mandatory injunction of Landlord's agreement to give its consent. Tenant waives any right to damages for Landlord's failure to give its consent.

12.2. Submission of Information. As a part of its request for Landlord's consent to a specific Assignment or Sublease, Tenant will give Landlord the following: (a) the name and address of the proposed assignee or subtenant, (b) a copy of the proposed Assignment or Sublease document, (c) information about the nature, business and business history of the proposed assignee or subtenant, and its proposed use of the Property, and (d) banking, financial and other credit information, and references about the proposed assignee or subtenant sufficient to enable Landlord to determine the financial responsibility and character of the proposed assignee or subtenant. Landlord's consent to an Assignment or Sublease will not be effective until a fully executed copy of the instrument of assignment or sublease has been delivered to Landlord; in the case of an assignment, Landlord has received a written instrument in which the assignee has assumed and agreed to perform all of Tenant's obligations in the Lease; and Landlord has received reimbursement for its reasonable attorneys' fees and costs incurred in connection with both determining whether to give its consent and giving its consent.

12.3. Right to Withhold Consent. Notwithstanding anything which may be contained in this Article to the contrary, in addition to any other reasonable reasons it may have for doing so, Landlord may withhold its consent to any Assignment or Sublease if (a) the financial responsibility of the proposed assignee or subtenant is not reasonably satisfactory to Landlord; (b) the proposed use to be made of the Property would not, in Landlord's business judgment, be likely to succeed; (c) the proposed use to be made of the Property would in any way, in Landlord's reasonable business judgment, increase the potential risk or liability to Landlord out of or relating to Hazardous Substances; or (d) the proposed Assignment or Sublease would involve less than the entire Property being occupied by a single entity.

12.4. No Release of Tenant. Landlord's consent to an Assignment or Sublease will not release Tenant from the payment and performance of its obligations in the Lease, but rather Tenant and its assignee will be jointly and severally primarily liable for such payment and

performance. An Assignment or Sublease without Landlord's prior written consent will be void at Landlord's option.

12.5. Additional Rents. If Tenant enters into an approved Sublease or Assignment and if the Sublease or Assignment provides or permits any rent or other consideration, whether in a lump sum or in periodic installments, such excess rent or other consideration shall, at Landlord's sole direction, be paid to Landlord. Landlord's election to receive all rents shall be made, if at all, at the time Landlord agrees to allow Tenant to Sublease. Notwithstanding Landlord's consent to any Sublease or Assignment, Tenant will not be released from any liabilities or obligations under the terms and conditions of this Lease.

12.6. Prohibition of Further Assignment and Subleasing. Landlord's consent to one Assignment or Sublease will not waive the requirement of its consent to any subsequent assignment or sublease.

ARTICLE XIII.
HAZARDOUS MATERIALS

13.1. Environmental Hazards. Tenant shall not cause or permit the Property to be used to generate, manufacture, refine, process or warehouse Hazardous Materials and Tenant shall not cause or permit, as a result of any intentional or unintentional act or omission on the part of Tenant, a release of Hazardous Materials onto the Property or onto any other property or ambient air or waters, except Tenant shall be allowed to use, store, transport and dispose of Hazardous Materials as provided in this Article.

13.2. Tenant Covenants. Tenant shall comply with all applicable Laws whenever and by whomever triggered and shall (a) conduct and complete all investigations, studies, sampling, and testing and all remedial removal, and other actions necessary to clean up and remove all Hazardous Materials, on, from or affecting the Property in accordance with all applicable Laws and in accordance with the orders and directives of all federal, state and local governmental authorities, and (b) defend, indemnify and hold harmless Landlord, its agents, employees, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, known or unknown, contingent or otherwise, arising out of, or in any way related to the presence, disposal, release or threatened release of any Hazardous Materials which are on, from or affecting the soil, water, vegetation, buildings, personal property, persons, animals, or otherwise; (c) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to such Hazardous Materials; (d) any lawsuit brought or threatened, settlement reached, or government order relating to such Hazardous Materials; and (e) any violation of Laws or demands of government authorities, or any policies or requirements of a Mortgagee or any Equity Partners, which are based upon or in any way related to such Hazardous Materials including attorney and consultant fees, court costs, and litigation expenses.

13.3. Permitted Materials. Notwithstanding the prohibitions in this Article, Tenant may use *de minimis* or such other amounts of Hazardous Materials within the Property. *De minimis* amounts means small amounts of Hazardous Materials being used within the Property in such quantities as are customarily employed in or associated with the operation and maintenance of the business conducted by Tenant as set forth in the Permitted Uses, and at all times in such

manner so as not to violate any applicable Laws. Any such use shall be subject to the prior written notice to and approval of the Landlord, which approval shall not be unreasonably withheld.

13.4. Environmental Indemnity.

(a) Tenant shall and hereby does indemnify Landlord and hold and defend Landlord harmless from and against any and all reasonable and actual expense, loss and liability suffered by Landlord by reason of Tenant's breach of any of Tenant's Environmental Warranties or any other of the provisions of this Article XIII. Such expenses, losses and liabilities shall include, without limitation, (i) any and all expenses Landlord may incur to comply with any Environmental Laws as a result of Tenant's failure to comply therewith; (ii) any and all costs Landlord may incur in studying and remedying any contamination at or arising from the Property as a result of a failure by Tenant to comply with this Article XIII or any Environmental Laws; (iii) any and all costs Landlord may incur in studying, removing, remediating, disposing or otherwise addressing any Hazardous Substances present at the Property as a result of a failure of Tenant to comply with this Article XIII or any Environmental Laws; (iv) any and all fines, penalties or other sanctions assessed upon the Property, the Real Estate or Landlord by reason of Tenant's failure to comply with Environmental Laws; and (v) any and all reasonable legal and professional fees and costs incurred by Landlord in connection with the foregoing. The indemnity contained herein shall survive the termination of expiration of this Lease.

(b) Landlord shall indemnify, save and hold harmless Tenant, its present and future affiliates and subsidiaries, if any, their respective employees, representatives, officers, directors and agents from and against any and all costs, losses, liabilities, damages, lawsuits, expenses, interest, and penalties incurred in connection with, arising out of, resulting from or incident to a breach of any Environmental Warranty contained herein. The provisions of this paragraph shall survive the term of this Lease.

ARTICLE XIV.
DAMAGE OR DESTRUCTION

14.1. Tenant's Notice of Damage. If any portion of the Property shall be damaged or destroyed by fire or other casualty, Tenant shall give prompt written notice thereof to Landlord. As soon as reasonably practical, Landlord shall give written notice to Tenant stating Landlord's estimate of the time necessary to repair or restore the Property.

14.2. Damage or Destruction. If the Property are partially damaged by fire, explosion or other casualty, Landlord shall commence repair, restoration or rebuilding thereof within sixty (60) days after such damage, or promptly after issuance of all necessary building permits, if building permits are not received within said sixty day period, through no fault of Landlord, and shall complete such repair, restoration or rebuilding with all due diligence, and Rent shall be abated as to the part of the Property which is usable by Tenant. If the Property are made wholly untenantable by fire or other casualty, then Landlord and Tenant shall agree at such time as to the schedule for reconstruction and repair and shall commence said repair, restoration and rebuilding thereof within sixty (60) days after the occurrence causing such damage, or promptly after

issuance of all necessary building permits, if building permits are not received within said sixty day period, and shall complete such repair, restoration and rebuilding with all due diligence. For purposes of this Lease untenantability shall be deemed to have occurred when any condition or circumstance existing or relating to all or a portion of the Property which renders the affected areas not suitable for Tenant's conduct of its business therein or inaccessible. If the Property are rendered wholly untenantable then Rent shall abate until the Property are again ready for Tenant's occupancy. Notwithstanding anything set forth in this Section to the contrary, if it is determined that the destruction or damage to the Property was caused by the negligence and/or intentional acts of the Tenant then Tenant shall be liable for the rent due for the remaining term of the Lease regardless of whether Tenant is able to use the Property or whether Tenant rebuilds the Property, and there shall be no abatement of rent nor may Tenant exercise its right to terminate the Lease.

14.3. Application of Insurance Proceeds. If Landlord does not have the obligation to repair or restore, then Tenant shall have the right, but not the obligation, to effect repair or restoration of the Property in the event of a casualty loss, and that Landlord will make the proceeds of casualty insurance paid to Landlord available to Tenant for this purpose, subject to such reasonable disbursement procedures as an institutional construction lender would apply under similar circumstances, including the requirement that Tenant deposit with Landlord the difference between the estimated cost to repair and restore and the amount of the insurance proceeds.

ARTICLE XV.
CONDEMNATION

15.1. Taking. A "Taking" shall mean the taking of all or any portion of the Property, the Buildings or any other of the Property as a result of the exercise of the power of eminent domain or condemnation for public or quasi-public use or the sale of all or part of the Property or the Buildings under the threat of condemnation. A "Substantial Taking" shall mean (a) a Taking of twenty-five percent (25%) or more of the area (in square feet) of either the Property (excluding takings of unimproved areas) or the Buildings, (b) any Taking of the Property which Tenant determines, in its reasonable business judgment, materially and adversely affects the ability of Tenant to operate its business on the Property comparable to that which existed prior to the Taking, or (c) the Award from the Taking is not sufficient for Landlord to cause the Property to be restored to a condition required under this Article. Any other Taking is an "Insubstantial Taking."

15.2. Substantial Taking Prior to Commencement Date. If prior to the Commencement Date there is a Substantial Taking with respect to the Property or the Buildings, Landlord and Tenant may agree in writing to terminate this Lease. In the event of such an agreement, the termination of this Lease shall be effective as of the date of the Substantial Taking.

15.3. Substantial Taking Following Commencement Date. If following the Commencement Date there is a Substantial Taking with respect to the Property or the Buildings, Tenant shall have the right, at its option, within thirty (30) days after the Substantial Taking, to terminate this Lease by giving written notice to Landlord. In the event of such election, the termination of this Lease shall be effective as of the date of the Substantial Taking.

15.4. Restoration on Insubstantial Taking. In the event of an Insubstantial Taking or a Substantial Taking but neither Landlord nor Tenant elects to terminate as herein provided, this Lease shall continue in full force and effect, Landlord shall proceed forthwith to cause the Property, less such Taking, to be restored as near as may be practicable to the original condition thereof and there shall be an equitable abatement of Monthly Rent and Additional Rent proportionate to the extent of the Property so taken, if any.

15.5. Right to Award. The total award, compensation, damages or consideration received or receivable as a result of a Taking ("Award") shall be paid to and be the property of Landlord, including any part of the Award made as compensation for diminution of the value of the leasehold or the fee of the Property. Tenant hereby assigns to Landlord, all of Tenant's right, title and interest in and to any such Award. Notwithstanding Landlord's right to the entire Award, Tenant shall be entitled to make a claim for a separate award from the condemning authority for the loss of Tenant's personal property, moving expenses and the loss of Tenant's business and profits, provided Tenant's claim does not reduce the Award to Landlord.

ARTICLE XVI.
TENANT DEFAULTS

Each of the following shall constitute a default, a "Tenant Default" or an "Event of Default" under this Lease:

16.1. Failure to Pay Rent or Other Amounts. If Tenant fails to pay Monthly Rent, Additional Rent or any other amounts payable by Tenant when due under the terms of this Lease, and such failure continues for five (5) days after written notice from Landlord that such rental or amount was not paid when due;

16.2. Violation of Lease Terms. If Tenant breaches or fails to comply with any agreement, term, covenant or condition in this Lease applicable to Tenant (except for any violation or breach as set forth in Sections 16.7 and 17.13 of this Lease, which shall be governed by different notice and cure rights and time frames), and Tenant does not cure such breach or failure within thirty (30) days after notice thereof by Landlord to Tenant, or, if such breach or failure to comply cannot be reasonably cured within such 30-day period, if Tenant shall not in good faith commence to cure such breach or failure to comply within such 30-day period or shall not diligently proceed therewith to completion;

16.3. Continuing Violation. If Tenant fails to observe or perform the same covenant or obligation under this Lease (including the payment of Rent or other monetary obligations), regardless of whether such defaults have been cured, in which event Landlord shall not be required to give notice of the third or any subsequent default, and Tenant shall have no further right to cure the same covenant or obligation hereunder;

16.4. Vacation or Abandonment. If Tenant vacates or abandons the Property during the term of this Lease;

16.5. Execution and Attachment Against Tenant. If Tenant's interest under this Lease or in the Property shall be taken upon execution or by other process of law directed against Tenant, or shall be subject to any attachment at the instance of any creditor or claimant against

Tenant and said attachment shall not be discharged or disposed of within fifteen (15) days after the levy thereof;

16.6. Bankruptcy or Related Proceedings. If Tenant shall file a petition in bankruptcy or insolvency or for reorganization or arrangement under the bankruptcy laws of the United States or under any similar act of any state, or shall voluntarily take advantage of any such law or act by answer or otherwise, or shall be dissolved or shall make an assignment for the benefit of creditors; if involuntary proceedings under any such bankruptcy or insolvency law or for the dissolution of Tenant shall be instituted against Tenant; or if a receiver or trustee shall be appointed for the Property or for all or substantially all of the property of Tenant and such proceedings shall not be dismissed or such receivership or trustee vacated within sixty (60) days after such institution or appointment; or

16.7. Violations or Interference with Federal Government's Enforcement Priorities. If Tenant shall be found to violate or cause interference with the following enforcement priorities, as laid out in the Cole Memorandum: (a) preventing the distribution of marijuana to minors; (b) preventing revenue from the sale of marijuana from going to criminal enterprises, gangs, and cartels; (c) preventing the distribution of marijuana from states where it is legal under state law in some form to other states; (d) preventing state-authorized marijuana activity from being used as a cover or pretext for the trafficking of other illegal drugs or other illegal activity; (e) preventing violence and the use of firearms in the cultivation and distribution of marijuana; (f) preventing drugged driving and the exacerbation of other adverse public health consequences associated with marijuana use; (g) preventing the growing of marijuana on public lands and the attendant public safety and environmental dangers posed by marijuana production on public lands; and (h) preventing marijuana possession or use on federal property.

ARTICLE XVII.
LANDLORD'S REMEDIES

17.1. Remedies Generally. Upon the occurrence of any Tenant Default, Landlord shall have the right, at Landlord's election, then or any time thereafter, to exercise any one or more of the following remedies.

17.2. Cure by Landlord. Landlord may, at Landlord's option, but without obligation to do so, and without releasing Tenant from any obligations under this Lease, make any payment or take any action as Landlord may deem necessary or desirable to cure any such Tenant Default in such manner and to such extent as Landlord may deem necessary or desirable. Landlord may do so without demand on, or written notice to, Tenant and without giving Tenant an opportunity to cure such Tenant Default. Tenant shall pay Landlord, within ten (10) days after demand, all advances, costs and expenses of Landlord in connection with the making of any such payment or the taking of any such action including, without limitation, (a) a charge in the amount of five (5%) of such advances, costs and expenses payable to Landlord to compensate for the administrative overhead attributable to such action, (b) reasonable attorney's fees, and interest at the Prime Rate plus three percent (3%) from the day of payment of any such advances, costs and expenses by Landlord. Action taken by Landlord may include commencing, appearing in, defending or otherwise participating in any action or proceeding and paying, purchasing, contesting or compromising any claim, right, encumbrance, charge or lien with respect to the

Property which Landlord, in its discretion, may deem necessary or desirable to protect its interest in the Property and under this Lease.

17.3. Right to Terminate Possession. Upon the occurrence of any Tenant Default, Landlord may, if Landlord so elects, at any time thereafter, terminate this Lease and the Lease Term on giving Tenant notice in writing of Landlord's intention to do so, and Tenant's right to possession of the Property will immediately cease and the Lease will be terminated, or Landlord may terminate Tenant's right to possession only, without terminating this Lease. Upon termination of this Lease or upon termination of Tenant's right to possession, Tenant shall immediately vacate and surrender and deliver possession of the Property to Landlord, and Landlord or Landlord's employees or agents may immediately or at any time thereafter without notice to Tenant, re-enter the Property and remove all persons and property from the Property, either by any action or proceeding at law or equity or by force or otherwise, without being liable in indictment, prosecution or damages and repossess the Property with the alterations, additions and improvements thereon, together with the right to receive all income from the Property.

17.4. Abandonment of Marijuana or Marijuana Related Fixtures and Equipment. In the case of abandonment of Tenant of marijuana, marijuana plants, products or waste, and/or fixtures and equipment related to marijuana, marijuana plants, products or waste, Landlord reserves the right to lock down the Property, obtain an order for the possession of the Property, and to work with law enforcement officers and/or the Marijuana Enforcement Division to cause the removal of the marijuana, marijuana plants, products or waste, and/or all fixtures and equipment related to marijuana, marijuana plants, products or waste.

17.5. Termination of Lease and Damages. If Landlord takes possession of the Property and terminates this Lease, Tenant shall remain liable to Landlord for damages in an amount equal to the Monthly Rent, Additional Rent and other sums which would have been owing by Tenant hereunder for the balance of the term, had this Lease not been terminated, less the net proceeds, if any, of any reletting of the Property by Landlord subsequent to such termination, after deducting all Landlord's expenses in connection with such recovery of possession or reletting. Landlord shall be entitled to collect and receive such damages from Tenant on the days on which the Monthly Rent, Additional Rent and other amounts would have been payable if this Lease had not been terminated. Alternatively, at the option of Landlord, Landlord shall be entitled to recover forthwith from Tenant, as damages for loss of the bargain and not as a penalty, an aggregate sum which, at the time of such termination of this Lease, represents the excess, if any, of (a) the aggregate of the Monthly Rent, Additional Rent and all other sums payable by Tenant hereunder that would have accrued for the balance of the Lease Term, over (b) the aggregate rental value of the Property for the balance of the Lease Term, both discounted to present worth at the discount rate of the Federal Reserve Bank of the Federal Reserve District in which the Property is located in effect as of the date of termination.

17.6. Repossession Without Lease Termination. If Landlord takes possession of the Property without terminating this Lease, Landlord may re-let the Property or any part of the Property, on such terms and conditions (which may include concessions of free Rent, and the alteration and repair of the Property) as Landlord, in its sole discretion, may determine. Landlord may collect and receive the rents for the Property. Landlord will not be responsible or liable for any failure to re-let the Property, or any part of the Property, or for any failure to

collect any rent due upon such reletting. No such reentry or taking possession of the Property by Landlord will be construed as an election on Landlord's part to terminate this Lease unless a written notice of such intention is given to Tenant. No notice from Landlord under this Lease or under a forcible entry and detainer statute or similar law will constitute an election by Landlord to terminate this Lease unless such notice specifically says so. If Landlord elects to take possession of the Property according to this paragraph without terminating this Lease, Tenant will pay Landlord (a) the Rent and all other sums which would be payable under the terms of this Lease if such repossession has not occurred, less (b) the net proceeds, if any, of any reletting of the Property after deducting all of Landlord's expenses incurred in connection with such reletting, including without limitation, all repossession costs, brokerage commissions, legal expenses, attorneys' fees, alteration, remodeling, repair costs, and expenses of preparation for such reletting. Tenant will pay such amounts to Landlord monthly on the days on which the Rent and all other amounts owing under this Lease would have been payable if possession had not been retaken and Landlord will be entitled to receive the Rent and other amounts from Tenant on each such day. Notwithstanding anything in this Lease to the contrary, Landlord will make all reasonable efforts to mitigate damages.

17.7. No Surrender. Exercise by Landlord of any one or more remedies provided for herein shall not be deemed to be an acceptance of surrender of the Property by Tenant, whether by agreement or operation of law, it being understood that such surrender can be effected only by the written agreement of Landlord. No alteration of locks or other security devices and no entry by Landlord into the Property or removal or other exercise of dominion by Landlord over the property of Tenant or others at the Property shall be deemed unauthorized or constitute conversion, Tenant hereby consenting, after any Tenant default, to the aforesaid exercise of dominion over Tenant's property within the Property. All claims for damages by reason of any such reentry, repossession and alteration of locks or other security devices are hereby waived, as are all claims for damages by reason of any distress warrant, forcible detainer or unlawful detainer proceedings, sequestration proceedings or other legal process. Tenant agrees that any reentry by Landlord may be pursuant to judgment obtained in forcible detainer or unlawful detainer proceedings or other legal proceedings or without the necessity for any legal proceedings and Landlord shall not be liable for trespass or otherwise.

17.8. Effect of Certain Payments. The acceptance of any payments by Landlord from Tenant after the termination of this Lease shall in no way alter the length of the Lease Term or Tenant's right of possession hereunder or reinstate, continue or extend the Lease Term or affect any notice given Tenant prior to the receipt of such payments, it being agreed that after the giving of notice or the commencement of a suit or after final judgment for possession of the Property, Landlord may receive and collect any rent due, and the payment of rent shall not waive or affect said notice, suit, or judgment, nor shall the acceptance of rent be deemed a waiver of any breach by Tenant of any term, covenant or condition of this Lease. No endorsement or statement on any check or any letter accompanying any check or payment of rent shall be deemed an accord and satisfaction. Landlord may accept any such check or payment without prejudice to Landlord's right to recover the balance due of any installment or payment of rent or pursue any other remedies available to Landlord with respect to any default by Tenant.

17.9. Recovery of Costs. If either party brings an action or proceeding for the enforcement of this Lease or any part hereof, the prevailing party in such action shall be entitled

to recover, in addition to any other damages or relief awarded, its reasonable attorneys' fees or costs incurred in such action or proceeding.

17.10. Administrative Late Charge. In addition to any other remedies for nonpayment of Rent, if the Monthly Rent, or any Additional Rent payment is not received by Landlord on or before the fifth (5th) day of the month for which the Rent is due, or if any other payment due Landlord by Tenant is not received by Landlord on or before the fifth (5th) of the month next following the month in which Tenant was invoiced, an administrative late charge of five percent (5%) of such past due amount shall be due and payable in addition to such amounts owed under this Lease to help defray the additional cost to Landlord for processing such late payments.

17.11. Default Interest. Tenant shall pay Landlord interest on demand at the Prime Rate plus five percent (5%) per annum, compounded on a monthly basis, on the amount of any Monthly Rent, Additional Rent, or other charges or payments not paid when due, from the date due and payable, and on the amount of any payment made by Landlord required to have been made by Tenant under this Lease and on the amount of any costs and expenses, including reasonable attorneys' fees, paid by Landlord in connection with the taking of any action to cure any default by Tenant, from the date of making any such payment or the advancement of such costs and expenses by Landlord.

17.12. Remedies Cumulative. Suit or suits for the recovery of the rents and other amounts and damages set forth in this Article may be brought by Landlord, from time to time, at Landlord's election, and nothing in this Lease will be deemed to require Landlord to await the date on which the term of this Lease expires. Each right and remedy in this Lease will be cumulative and will be in addition to every other right or remedy in this Lease or existing at law or in equity or by statute or otherwise, including suits for injunctive relief and specific performance. The exercise or beginning of the exercise by Landlord of any such rights or remedies will not preclude the simultaneous or later exercise by Landlord of any other such rights or remedies. All such rights and remedies are cumulative and nonexclusive.

17.13. Landlord's Right to Terminate Lease. Landlord and Tenant both understand and agree that while the Permitted Use of the Property is legal under Colorado State Law, the operation in any manner of a medical or retail marijuana business is in violation of the Federal Controlled Substance Act, 21 U.S.C.A. § 801, *et seq.*, and that at any time, the Federal government can take action to enforce its Laws, including, but not limited to, criminal prosecution and/or federal seizure of right, title, and interest of the Property pursuant to 21 U.S.C. § 881(a), *et seq.* Notwithstanding anything in this Lease to the contrary, Landlord reserves the right, individually or upon the request of Landlord's lenders/mortgagees and/or Equity Partners, to terminate this Lease, upon fifteen (15) calendar days' written notice from Landlord to Tenant of Landlord's intention to do so if: (a) Tenant violates Section 16.7 of the Lease, or (b) the federal government begins to enforce its Laws, in the State of Colorado, in a more restrictive manner than the policies set forth in the Cole Memorandum regarding Permitted Use of Property by Tenant, or (c) the State of Colorado changes its Laws to make the Permitted Use of Property illegal. Furthermore, the Landlord may terminate this Lease, upon fifteen (15) calendar days' written notice from Landlord to Tenant if the Landlord determines that there is a strong likelihood of the occurrence of an event described in items (a), (b), or (c) in the forgoing sentence. Upon termination of this Lease, Tenant shall immediately vacate, surrender and deliver possession of the Property to Landlord, and Landlord or Landlord's lenders,

employees or agents may immediately or at any time thereafter without notice to Tenant, re-enter the Property and remove all persons and property from the Property, either by any action or proceeding at law or equity or by force or otherwise, without being liable in indictment, prosecution or damages, and repossess the Property with the alterations, additions and improvements thereon, together with the right to receive all income from the Property. If Landlord exercises the right under this provision, Tenant shall have no other duties under this Lease other than vacating, surrendering, and delivering possession of the Property to Landlord pursuant to Section 18.2. After an inspection of the Property by Landlord, and at Landlord's discretion, Tenant shall receive a refund of its security deposit granted, however, that Landlord reserves the right to use all or a portion of the security deposit for repairs or maintenance to Property to restore Property back to the way it was before Commencement Date of this Lease.

ARTICLE XVIII.
SURRENDER AND HOLDING OVER

18.1. <u>Surrender upon Lease Expiration</u>. Upon the expiration of the Lease Term or earlier termination of this Lease, or on the date specified in any demand for possession by Landlord after any Tenant Default, Tenant covenants and agrees to surrender possession of the Property to Landlord broom clean, with all lighting, doors, loading dock doors, areas and systems, and electrical, plumbing, mechanical, HVAC and all other systems (including the roof, exterior walls and structural components) in good working order and condition; all of Tenant's Property removed as provided in this Article, including all marijuana and marijuana-related products, fixtures, equipment, and security cameras and locks installed after possession by Tenant to comply with Colorado Medical and Retail Marijuana Codes, unless otherwise agreed to in writing by Landlord; all walls in clean condition and holes or punctures in the walls repaired; and otherwise in the same condition as when Tenant first occupied the Property, ordinary wear and tear excepted.

18.2. <u>Removal of Tenant's Property</u>. Tenant shall remove, at or prior to the expiration of the Lease Term or any earlier termination of this Lease, all of Tenant's Property. If such removal shall injure or damage the Property, Tenant shall, at its sole cost and expense, promptly at or prior to the expiration of the Lease Term, repair such injury and damage in good and workmanlike fashion and place the Property in the same condition as the Property would have been if such Tenant's Property had not been installed. If Tenant fails to remove any Tenant's Property by the expiration of the Lease Term, Landlord may, at its option, in accordance with Section 17.4, keep and retain any such Tenant's Property or dispose of the same and retain any proceeds therefrom, and Landlord shall be entitled to recover from Tenant any costs or expenses incurred by Landlord in removing the same and in restoring the Property in excess of the actual proceeds, if any, received by Landlord from disposition thereof. Tenant hereby releases, discharges and holds harmless Landlord from any and all claims and liabilities of any kind arising out of Landlord's disposition of Tenant's Property.

18.3. <u>Holding Over</u>. If Tenant shall hold over after the expiration of the Lease Term, without written agreement providing otherwise, Tenant shall be deemed to be a Tenant from month to month, at a monthly rental, payable in advance, equal to one hundred and fifty percent (150%) of the Monthly Rent, and Tenant shall be bound by all of the other terms, covenants and agreements of this Lease including the payment of all Additional Rent and all other charges

payable under the Lease. Nothing contained herein shall be construed to give Tenant the right to hold over at any time, and Landlord may exercise any and all remedies at law or in equity to recover possession of the Property, as well as any damages incurred by Landlord, due to Tenant's failure to vacate the Property and deliver possession to Landlord as herein provided.

ARTICLE XIX.
MISCELLANEOUS

19.1. Force Majeure. Whenever a period of time is provided in this Lease for Landlord or Tenant to do or perform any act or thing, Landlord and Tenant shall not be liable or responsible for any delays due to strikes, lockouts, casualties, acts of God, war, governmental regulation or control or other causes beyond the reasonable control of Landlord or Tenant and the time for performance specified herein shall be extended for the amount of time Landlord or Tenant is so delayed.

19.2. No Implied Waiver. No failure by Landlord to insist upon the strict performance of any term, covenant or agreement contained in this Lease, no failure by Landlord to exercise any right or remedy under this Lease, and no acceptance of full or partial payment during the continuance of any Tenant Default, shall constitute a waiver of any such term, covenant or agreement, or a waiver of any such right or remedy, or a waiver of any such Tenant Default.

19.3. Survival of Provisions. Following any termination of this Lease, the terms of this Lease nonetheless shall continue in force and effect as to any provisions hereof which require observance or performance by Landlord or Tenant subsequent to termination, including, but not limited to, any obligation of Tenant to indemnify.

19.4. Covenants Independent. This Lease shall be construed as if the covenants herein between Landlord and Tenant are independent, and not dependent, and Tenant shall not be entitled to any offset against Landlord if Landlord fails to perform its obligations under this Lease.

19.5. Real Estate Brokers. Each party represents and warrants to the other that it has not dealt with any brokers, agents or finders, and no brokers, agents or finders are entitled to any compensation in connection with this Lease claiming by, through or under such party except those brokers disclosed in the Summary of Basic Lease Terms. Each party covenants to hold harmless and indemnify the other from and against any and all cost, expense or liability for any compensation, commissions, charges or claims by any broker, agent or other funder claiming by, through or under the indemnifying party with respect to this Lease or the negotiation thereof.

19.6. Binding Effect. This Lease shall extend to and be binding upon the heirs, executors, legal representatives, successors and assigns of the respective parties hereto. The terms, covenants, agreements and conditions in this Lease shall be construed as covenants running with the Land.

19.7. Notices. All notices required or permitted by this Lease shall be in writing and shall be given by personal delivery or sent to the address of the party set forth in the Summary of Basic Lease Terms by registered or certified mail, postage prepaid, return receipt requested, or by reputable overnight courier, prepaid, receipt acknowledged. Notices shall be deemed

received on the earlier of the date of actual receipt or, in the case of notice by mail or overnight courier, the date of receipt marked on the acknowledgment of receipt. Rejection or refusal to accept or the inability to deliver because of change of address of which no notice was given shall be deemed to be received as of the date such notice was deposited in the mail or delivered to the courier. Any party may change its address to which notices should be sent to it by giving the other parties written notice of the new address in the manner set forth in this paragraph. A party may give any notice, instruction or communication in connection with this Lease using any other means (including facsimile, e-mail or first class mail), but no such notice, instruction or communication shall be deemed to have been delivered unless and until it is actually received by the party to whom it was sent and such party acknowledges such receipt.

19.8. Time of the Essence. Time is of the essence under this Lease, and all provisions herein relating thereto shall be strictly construed.

19.9. Captions. The headings and captions used in this Lease are for convenience only and shall not be considered in interpreting the provisions hereof.

19.10. Severability. If any provision of this Lease shall be held invalid or unenforceable, the remainder of this Lease shall not be affected thereby, and there shall be deemed substituted for the affected provision a valid and enforceable provision as similar as possible to the affected provision.

19.11. Governing Law. This Lease shall be interpreted and enforced according to the laws of the State of Colorado.

19.12. Entire Agreement. This Lease and any exhibits and addenda referred to herein, constitute the final and complete expression of the parties' agreements with respect to the Property and Tenant's occupancy thereof. Each party agrees that it has not relied upon or regarded as binding any prior agreements, negotiations, representations, or understandings, whether oral or written, except as expressly set forth herein.

19.13. Lender's Modifications. Tenant agrees to make such modification and amendments of this Lease as may hereafter be required to conform to any lender's requirements, so long as such modifications or amendments will not increase Tenant's obligations hereunder or materially alter its rights as set forth herein.

19.14. No Oral Amendment or Modifications. No amendment or modification of this Lease, and no approvals, consents or waivers by Landlord under this Lease, shall be valid or binding unless in writing and executed by the party to be bound.

19.15. Interest Rates. If any interest charged under this Lease exceeds the maximum rate permitted by applicable Law, then the applicable interest rate shall be deemed to be such maximum rate permitted by Law.

19.16. Relationship of Landlord and Tenant. The relationship of the parties hereby is strictly that of landlord and tenant. Nothing contained herein shall be deemed or construed as creating the relationship of principal and agent or of partnership, or of joint venture by the parties hereto, it being understood and agreed that no provision contained in this Lease nor any acts of

the parties hereto shall be deemed to create any relationship other than the relationship of landlord and tenant.

19.17. Authority of Tenant. Each individual executing this Lease on behalf of Tenant represents and warrants that he is duly authorized to deliver this Lease on behalf of Tenant and that this Lease is binding upon Tenant in accordance with its terms.

19.18. Waiver of Jury Trial. **To the extent permitted by law, Landlord and Tenant each hereby waive trial by jury in any action, proceeding or counterclaim brought between the parties hereto or their successors or assigns in any matters arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant or Tenant's use or occupancy of the Property.**

19.19. Construction. Throughout this Lease, the singular shall include the plural and the plural shall include the singular, all genders shall be deemed to include other genders, wherever the context so requires, and the terms "including," "include" or derivatives thereof, unless otherwise specified, shall be interpreted in as broad a sense as possible to mean "including, but not limited to," or "including, by way of example and not limitation."

19.20. Rule of Interpretation. In the construction and interpretation of the terms of this Lease, the rule of construction that a document is to be construed most strictly against the party who prepared the same shall not be applied, it being agreed that both parties hereto have participated in the preparation of the final form of this Lease.

19.21. Exclusivity / Right of First Offer. The parties hereby acknowledge and agree that they have entered into a separate ________________ Agreement of even date herewith ("Exclusivity Agreement") and shall be bound by the terms and conditions thereof.

THE PARTIES HERETO have caused this Lease to be executed the day and year first above written.

LANDLORD:

GrowCo Partners 1, LLC,
a Colorado limited liability company

By: ______________________
Corinne Harding, CFO

TENANT:

SUNCANNA, LLC
a Colorado limited liability company

By: ______________________
Aaron Van Wingerden

EXHIBIT A
LEGAL DESCRIPTION

EXHIBIT B
DEPICTION OF PROPERTY

EXHIBIT C

RENT SCHEDULE

Time Period	Rate Per Square Foot	Monthly Rent	Annual Rent
Months 1 – 12*	$20.00	$175,000	$2,100,000
Months 13 - 24	$20.60	$180,250	$2,163,000
Months 25 - 36	$21.22	$185,675	$2,228,100
Months 37 - 48	$21.86	$191,275	$2,295,300
Months 49 - 60	$22.52	$197,050	$2,364,600

* During Months 1 through 6, Tenant may elect to defer one-half of each Monthly Rent payment (paying $87,500 per month for Months 1 through 6) and such deferred Monthly Rent payments shall be added to the Monthly Rent payments due during Months 7 through 12 (thereby making such Monthly Rent payments due during Month 7 through 12 total $262,500 per month). Any such rent deferral shall cease upon an event of default by Tenant under the Lease and all such deferred amounts shall become immediately due and payable.

EXHIBIT D

WORK LETTER

1. Space Plan. Landlord and Tenant have approved the preliminary drawings (the "Preliminary Drawings") for improvements to the Property (the "Leasehold Improvements") prepared by ______________________________ (the "Architect"), a copy or description of which Preliminary Drawings are attached to this Work Letter as Exhibit D-1.

2. Approval of Construction Drawings. Within _________ (___) days following the date of execution of this Lease, Landlord shall cause the Architect to prepare final plans and specifications for the Leasehold Improvements (the "Final Draft Drawings"). Within two (2) business days after delivery, Tenant shall by written notice to Landlord and the Architect either approve the Final Draft Drawings or state the specific items thereof which Tenant disapproves and the reasons therefor. Tenant's approval shall not be unreasonably withheld, provided the Final Draft Drawings are consistent with the Preliminary Drawings. If Tenant disapproves of any aspect of the Final Draft Drawings, Landlord shall cause the Architect to revise the applicable portions of the Final Draft Drawings to address Tenant's objections, and shall deliver such revised documentation to Tenant. Tenant shall have two (2) business days after receipt of such revisions within which to review the revised documentation and respond in writing to Landlord and the Architect in the same manner as provided above. Thereafter, the parties shall continue to cooperate to review, revise and finalize the Final Draft Drawings in the same manner and subject to the same time frames as provided above. The fully approved Final Draft Drawings shall be the "Construction Drawings."

3. Responsibility for Design. Notwithstanding that the Construction Drawings may be reviewed and approved by Landlord or the Leasehold Improvements constructed by Landlord at Tenant's request, Tenant is solely responsible for the design, function and maintenance of all Leasehold Improvements. Landlord's preparation of the Construction Drawings by Landlord and its architect shall not constitute any representation or warranty by Landlord or such architects as to the adequacy, efficiency, performance or desirability of any space layout or improvements. Tenant shall be solely responsible for ensuring the design and improvements of the Property comply with the Americans With Disabilities Act (the "ADA"). After completion of the Leasehold Improvements, any modifications, alterations and improvements in the Property which may be required pursuant to the ADA shall be made by Tenant at its sole cost and expense.

4. Landlord's Work. Landlord shall furnish and install, at its sole cost and expense, the Leasehold Improvements according to the Construction Drawings ("Landlord's Work"). All of the Landlord's Work shall be done in a good and workmanlike manner. The costs and expenses to be paid by the Landlord shall include, without limitation, all architectural, design, engineering, construction and construction management fees associated with the construction of the Leasehold Improvements; provided, however, Tenant shall be solely responsible for the payment of any architectural, design, engineering and construction contractor's fees for which it

contracts. Landlord's Work shall be defined and limited as set forth in the Construction Drawings, and Landlord shall not be required to furnish or install any item not expressly described therein. Landlord reserves the right, however, (a) to make substitutions of materials or components of equivalent grade and quality when and if any specified material or component shall not be readily or reasonably available, and (b) to make changes necessitated by conditions met in the course of construction, provided any substantial change shall not be made without Tenant's prior approval (which approval shall not be unreasonably withheld, conditioned or delayed, so long as there is general conformity with the space plan of the Construction Drawings).

5. Landlord's and Tenant's Representatives. Tenant shall not make any inquiries of or requests to, and will not give any instructions or authorizations to the Architect or Landlord's engineers, contractors or subcontractors, or any of their agents or employees with regard to any matters covered by this Work Letter. Tenant hereby designates ________________________ as Tenant's Representative. All such communications, instructions and authorizations from Tenant shall be through Tenant's Representative and shall be directed to and through Landlord.

6. Completion and Commencement Date. Tenant's obligation for the payment of Monthly Rent pursuant to the Lease will commence on the Commencement Date, as set forth in the Lease. Delays in completion of the Landlord's Work shall not affect the validity or continuance of this Lease, nor the term or the obligations of Tenant under the Lease. In the event of any such delays, the deferral of the Commencement Date and the corresponding deferral of Monthly Rent shall be Tenant's sole and exclusive right and remedy.

7. Tenant Delays. There shall be no deferral of Monthly Rent or extension of the Commencement Date to the extent there is delay in Landlord's delivery of possession or timely completion of any Landlord's Work caused by a Tenant Delay. "Tenant Delay" means any delay in the completion of the Leasehold Improvements caused in whole or in part by any act or omission of Tenant, its agents, employees or contractors, which has the effect of hindering or delaying Landlord's delivery of possession or timely completion of any Landlord's Work, including, but not limited to delays caused by: (a) Tenant's failure to supply in a timely manner any information necessary to complete the Construction Drawings; (b) any alteration, change, improvement, repair, replacement or addition to the Property to be undertaken by Tenant; (c) modifications, revisions and changes to the Preliminary Drawings or the Construction Drawings requested by or on behalf of Tenant; (d) changes in the Landlord's Work requested by or on behalf of Tenant, or orders to halt or delay the Landlord's Work given by or on behalf of Tenant, regardless of whether or not such order is permitted hereunder; and (e) any other delay of any kind or nature caused by Tenant, its employees, agents or contractors. In addition, Tenant shall pay to Landlord, within ten (10) days after receipt of demand made by Landlord from time to time, a sum equal to any additional cost incurred by Landlord in completing the Leasehold Improvements resulting from any Tenant Delay.

8. Completion of Leasehold Improvements. The Leasehold Improvements will be "Substantially Complete" when they have been completed in substantial accordance with the Construction Documents, all tools, scaffolding, surplus building materials, debris and rubbish in or about the Property have been removed, and all necessary approvals from all governmental authorities required to use the Leasehold Improvements, as well as the balance of the Property

(including certificates of occupancy if required in the jurisdiction where the Property are located) have been obtained and Landlord is prepared to deliver exclusive possession of the Property to Tenant. Landlord shall notify Tenant in writing at such time as Landlord deems the construction of the Leasehold Improvements to be Substantially Complete. In the event of any dispute as to whether the Leasehold Improvements are Substantially Complete, a written statement from the Architect or Landlord's contractor certified to Landlord and Tenant that the Leasehold Improvements are Substantially Complete (as defined in this paragraph) will be conclusive. Subject to punch list items, occupancy by Tenant shall be deemed acceptance of the Property and conclusive evidence the Leasehold Improvements have been Substantially Completed in accordance with the Construction Drawings and the Property are in good and satisfactory condition as of the date when possession is taken.

9. Punch List Items. Upon Landlord notifying Tenant of completion of the construction of the Leasehold Improvements, Landlord, Tenant and the contractor shall conduct an inspection of the Property to verify all of the Landlord's Work has been satisfactorily completed and all trash, debris and construction materials have been removed from the Property. Upon completing such inspection, the inspecting parties shall agree upon and execute a punch list of items of incomplete work. Within five (5) days after the Landlord's receipt of the punch list, Landlord shall commence the work set forth in the punch list and, within thirty (30) days after receipt, Landlord shall complete all items of incomplete work set forth on the punch list.

EXHIBIT D - 1

Preliminary Drawings

EXHIBIT E

PLAT